Exhibit 10.5

FORM OF NQO – EMPLOYEE GRANTS

Kenexa Corporation

2005 Equity Incentive Plan

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Pursuant to the Kenexa Corporation 2005 Equity Incentive Plan (the “Plan”), Kenexa Corporation (the “Company”) hereby grants to                      (the “Optionee”) an option to purchase                      shares of the Company’s common stock (the “Option”). The Option is subject to the terms set forth in this Award Agreement dated as of                     , 2005 (this “Agreement”), between the Company and the Optionee, and in all respects is subject to the terms and provisions of the Plan applicable to Non-Qualified Stock Options, which terms and provisions are incorporated herein by this reference. Except as otherwise specified herein or unless the context herein requires otherwise, the terms defined in the Plan will have the same meanings when used herein.

1.     Nature of the Option. The Option is intended to be a Non-Qualified Stock Option and in not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.     Date of Grant; Term of Option. This Option is granted as of                         , 2005 (the “Date of Grant”), and it may not be exercised than later than the date that is ten (10) years after date of grant, subject to earlier termination, as provided in the Plan.

3.     Option Exercise Price. The total cost to the Optionee to purchase, pursuant to this Agreement, one Share is $            , which is the Fair Market Value per Share on the Date of Grant.

4.     Exercise of Option. This Option will be exercisable during its term only in accordance with the terms and provisions of the Plan and this Option Agreement, as follows:

(a)   Right to Exercise. The Option will become vested and exercisable with respect to 100% of the Shares subject to the Option (the “Option Shares”) on the [third] fifth] anniversary of the Date of Grant if the Optionee remains continuously employed by the Company through that anniversary.

(b)   Method of Exercise. The Optionee may exercise the Option by providing written notice stating the election to exercise the Option. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company or such other person as may be designated by the Company. The written notice must be accompanied by payment of the purchase price, by check or such other consideration and method of payment as may be authorized by the Board pursuant to the Plan, and by any other agreements required by the Board or its Committee which may include restrictions on the sale or other transfer of the shares and may include certain additional representations from the Optionee. The Option will be deemed to be exercised only upon the Company’s receipt of the written notice, payment and other agreements required by this Section 4(b). The Optionee will have no right to vote or receive dividends and will have no other rights as a [stockholder] with respect to the applicable Option Shares until the Option is deemed exercised pursuant to this Section 4(b). The certificate(s) for the Shares as to which the Option is exercised shall be registered in the name of the Optionee and shall be legended as required under the Plan and/or applicable law.

(c)   Partial Exercise. The Option may be exercised in whole or in part; provided, however, that any exercise may apply only with respect to a whole number of Option Shares.

(d)   Restrictions on Exercise. The Option may not be exercised if the issuance of the Option Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.

5.     Non-Transferability of Option. The Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the Optionee’s lifetime, the Option is exercisable only by the Optionee (or his or her legal guardian or representative in the case of the Optionee’s Disability). Subject to the foregoing and the terms of the Plan, the terms of this Option will be binding upon the executors, administrators and heirs of the Optionee, meaning for purposes of this Award Agreement both testamentary heirs and heirs by intestacy.

6.     No Continuation of Employment. Neither the Plan nor this Option will confer upon any Optionee any right to continue in the service of the Company or its Affiliates or limit, in any respect, the right of the Company to discharge the Optionee at any time, with or without Cause and with or without notice.

7.     Market Stand-Off. The Optionee agrees that, in connection with any public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act of 1933, not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of or otherwise dispose of any Option Shares without the prior written consent of the Company or its underwriters, for such period of time from the effective date of such registration as may be requested by the Company or such underwriters.

8.     Withholding. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable or property transferable to Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of the Option or the sale or other disposition of the Option Shares issued upon exercise of the Option. If the amount of any consideration payable to the Optionee is insufficient to pay such taxes or if no consideration is payable to the Optionee, upon the request of the Company, the Optionee (or such other person entitled to exercise this Option pursuant to Section 6 of the Plan) will pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements applicable to the grant or exercise of the Option or the sale or other disposition of the Option Shares. The minimum required withholding obligations may be settled with Shares including Option Shares.

9.     The Plan. The Optionee has received a copy of the Plan (a copy of which is attached hereto), has read the Plan and is familiar with its terms, and hereby accepts the Option subject to all of the terms and provisions of the Plan, as amended from time to time. Pursuant to the Plan, the Board is authorized to interpret the Plan and this Agreement and to adopt rules and regulations not inconsistent with the Plan and this Agreement as it deems appropriate. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan and this Agreement.

10.     Entire Agreement. This Agreement, together with the Plan and the other exhibits attached thereto or hereto, represents the entire agreement between the parties.

11.     Governing Law. This Option Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

12.     Amendment. Subject to the provisions of the Plan, this Agreement may be amended at any time by the Company or its delegate; provided, however, that any modification or amendment of this Agreement which material adversely affects the economic rights of the Optionee shall require the written consent of the Optionee. An acceleration of vesting and exercisability shall in no event be deemed to have a material adverse affect on the Optionee and may be effected by the Board or its Committee, in its sole discretion, at any time.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties on the              day of             , 2005.

KENEXA CORPORATION
Name:

Title:
[OPTIONEE]

Address: